Exhibit 99

For Immediate Release	Contact:	Barbara Thompson
October 22, 2007		First Citizens Bank
(919) 716-2716

FIRST CITIZENS REPORTS EARNINGS FOR THIRD QUARTER 2007

RALEIGH, N.C. – First Citizens BancShares Inc. (Nasdaq: FCNCA) reports earnings for the quarter ending September 30, 2007, of $22.6 million, compared to $32.9 million for the corresponding period of 2006, a decrease of 31.3 percent, according to Lewis R. Holding, chairman of the board.

Results for the third quarter 2007 include a significant increase in the provision for credit losses and higher noninterest expense.  Strong growth in noninterest income during the third quarter of 2007 offset a portion of the increases in expenses.  Due to continuing market interest rate pressure, net interest income increased marginally.

Per share income for the third quarter 2007 totaled $2.17, compared to $3.16 for the same period a year ago.  First Citizens’ results generated an annualized return on average assets of 0.56 percent for the third quarter of 2007, compared to 0.84 percent for the third quarter of 2006.  The annualized return on average equity was 6.48 percent during the current quarter, compared to 10.41 percent for the same period of 2006.

Net interest income increased $1.5 million or 1.3 percent during the third quarter of 2007.  The net yield on interest-earning assets dropped a single basis point to 3.46 percent.  The taxable-equivalent yield on interest-earning assets increased 26 basis points to 6.51 percent, while the rate on interest-bearing liabilities grew 32 basis points to 3.66 percent.  Average loans and leases increased $517.1 million or 5.1 percent during the third quarter of 2007, when compared to the same period in 2006.  Driven primarily by strong demand for cash management products, average interest-bearing liabilities increased $566.9 million or 4.9 percent over 2006.

The provision for credit losses increased $13.6 million during the third quarter of 2007 when compared to the same period of 2006.  Net charge-offs equaled $12.9 million during the third quarter of 2007, compared to $2.6 million during the third quarter of 2006.  Two individually-significant losses were recorded during the third quarter of 2007 totaling $8.1 million.  The annualized ratio of net charge-offs to average loans and leases equaled 0.48 percent during the third quarter of 2007, compared to 0.10 percent during the same period of 2006.

Noninterest income increased by $7.0 million or 10.0 percent during the third quarter of 2007.  The improvement resulted from growth in wealth advisory services, cardholder and merchant services income and service charge income.  Noninterest expense increased $12.8 million during the third quarter of 2007.  This 9.5 percent increase resulted primarily from higher employee benefit expense, salary expense and costs related to cardholder and merchant processing.  Employee benefit expense increased $4.3 million or 38.6 percent, due to higher pension expense and accruals related to executive benefits.  Salary expense increased $4.0 million or 6.8 percent, primarily due to franchise expansion and the impact of merit increases.  Cardholder and merchant processing costs increased $1.3 million or 13.1 percent during the third quarter of 2006, due to increased transaction volume and new cardholder rewards programs.

For the nine-month period ending September 30, 2007, net income equaled $82.5 million or $7.90 per share, compared to $93.3 million or $8.94 per share earned during the same period of 2006.  Annualized net income as a percentage of average assets was 0.70 percent during 2007, compared to 0.83 percent during 2006.  The annualized return on average equity was 8.14 percent for the first nine months of 2007, compared to 10.19 percent for the same period of 2006.  Lower net income during 2007 reflected higher provision for credit losses and noninterest expense.  Net income benefited from improved noninterest income.

At $358.7 million, 2007’s net interest income was unchanged.  Interest-earning assets increased $649.7 million or 4.8 percent during the first nine months of 2007.  However, the combined impact of a flat yield curve and highly competitive loan and deposit pricing caused the taxable-equivalent net yield on interest-earning assets to decline 15 basis points to 3.44 percent during 2007, compared to the same period of 2006.

The provision for credit losses increased $8.3 million or 62.0 percent during 2007.  Net charge-offs for 2007 total $19.6 million, compared to $11.0 million recorded during the same period of 2006.  The increase in net charge-offs resulted from two losses sustained among loans and leases collateralized by assets other than real estate.

Noninterest income increased $16.8 million or 8.3 percent during the first nine months of 2007.  Cardholder and merchant services income increased $8.5 million or 13.4 percent from 2006 to 2007, due to transaction volume growth.  Income from wealth advisory services increased $5.0 million or 15.9 percent during the first nine months of 2007.  Service charges on deposit accounts increased $2.2 million or 4.0 percent during 2007.

Noninterest expense increased $28.7 million or 7.2 percent during the first nine months of 2007.  Salaries and wages increased $10.0 million or 5.9 percent during 2007 as a result of new branch locations and merit increases.  Costs related to cardholder and merchant activities, including processing and cardholder reward costs, increased $6.3 million or 18.2 percent over the same period of 2006, due to higher transaction volume and new rewards programs.  Occupancy costs increased $3.6 million or 9.3 percent, due to new branches and a new headquarters building.

As of September 30, 2007, First Citizens had total assets of $16.3 billion.  BancShares’ banking subsidiaries, First Citizens Bank and IronStone Bank, provide a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 396 branch offices, telephone banking, online banking and ATMs.  For more information, visit First Citizens’ Web site at firstcitizens.com.

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This news release may contain forward-looking statements.  A discussion of factors that could cause First Citizens’ actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens’ filings with the SEC.

CONDENSED STATEMENTS OF INCOME
	Three Months Ended September 30		Nine Months Ended September 30
(thousands, except share data; unaudited)	2007	2006	2007	2006
Interest income	$232,120	$216,170	$673,229	$610,822
Interest expense	111,185	96,773	314,517	252,522
Net interest income	120,935	119,397	358,712	358,300
Provision for credit losses	17,333	3,758	21,799	13,460
Net interest income after provision for credit losses	103,602	115,639	336,913	344,840
Noninterest income	77,285	70,288	218,936	202,154
Noninterest expense	146,906	134,123	428,378	399,710
Income before income taxes	33,981	51,804	127,471	147,284
Income taxes	11,362	18,877	45,017	53,988
Net income	$22,619	$32,927	$82,454	$93,296
Taxable-equivalent net interest income	$126,098	$121,052	$364,353	$362,817
Net income per share	$2.17	$3.16	$7.90	$8.94
Cash dividends per share	0.275	0.275	0.825	0.825
Profitability Information (annualized)
Return on average assets	0.56%	0.84%	0.70%	0.83%
Return on average equity	6.48	10.41	8.14	10.19
Taxable-equivalent net yield on interest-earning assets	3.46	3.47	3.44	3.59
CONDENSED BALANCE SHEETS
		September 30	December 31	September 30
(thousands, except share data; unaudited)		2007	2006	2006
Cash and due from banks		$827,083	$1,010,984	$909,702
Investment securities		3,266,150	3,221,048	3,118,025
Loans and leases		10,763,158	10,273,043	10,160,661
Allowance for loan and lease losses		(133,576)	(132,004)	(131,652)
Other assets		1,589,055	1,356,626	1,576,861
Total assets		$16,311,870	$15,729,697	$15,633,597

Deposits		$12,980,447	$12,743,324	$12,681,150
Other liabilities		1,929,848	1,675,554	1,675,839
Shareholders' equity		1,401,575	1,310,819	1,276,608
Total liabilities and shareholders' equity		$16,311,870	$15,729,697	$15,633,597
Book value per share		$134.32	$125.62	$122.35
Tangible book value per share		123.88	115.02	111.68
SELECTED AVERAGE BALANCES
	Three Months Ended September 30		Nine Months Ended September 30
(thousands, except shares outstanding; unaudited)	2007	2006	2007	2006
Total assets	$16,092,009	$15,477,992	$15,798,770	$15,109,404
Investment securities	3,162,011	3,072,113	3,100,930	2,978,353
Loans and leases	10,623,247	10,106,194	10,406,443	9,929,972
Interest-earning assets	14,476,247	13,851,788	14,169,997	13,520,314
Deposits	12,728,527	12,571,525	12,586,002	12,402,826
Interest-bearing liabilities	12,052,307	11,485,378	11,771,321	11,148,071
Shareholders' equity	$1,385,284	$1,254,551	$1,353,820	$1,224,183
Shares outstanding	10,434,453	10,434,453	10,434,453	10,434,453
ASSET QUALITY
		September 30	December 31	September 30
(dollars in thousands; unaudited)		2007	2006	2006
Nonaccrual loans and leases		$18,227	$14,882	$18,348
Other real estate		5,202	6,028	6,711
Total nonperforming assets		$23,429	$20,910	$25,059
Accruing loans and leases 90 days or more past due		$10,322	$5,185	$6,974
Net charge-offs (year-to-date)		$19,574	18,030	$11,047
Nonperforming assets to loans and leases plus other real estate		0.22%	0.20%	0.25%
Allowance for credit losses to total loans and leases		1.31	1.35	1.36
Net charge-offs to average loans and leases (annualized, year-to-date)		0.25	0.18	0.15
CAPITAL INFORMATION
		September 30	December 31	September 30
(dollars in thousands; unaudited)		2007	2006	2006
Tier 1 capital		$1,533,381	$1,456,947	$1,525,939
Total capital		1,810,076	1,732,026	1,800,829
Risk-weighted assets		11,828,015	11,266,342	11,183,723
Tier 1 capital ratio		12.96%	12.93%	13.64%
Total capital ratio		15.30	15.37	16.10
Leverage capital ratio		9.59	9.39	9.93
Certain amounts for prior periods have been reclassified to conform to statement presentations for 2007.